Exhibit 99.27(d)(5)

                         ALTERNATE DELIVERY ENDORSEMENT







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                         ALTERNATE DELIVERY ENDORSEMENT


This endorsement is part of the policy to which it is attached. Except as stated in this endorsement, it is subject to all of the provisions contained in the policy.


ALTERNATE DELIVERY
You have requested delivery of the Policy(s) and/ or Certificate(s), to the owner, including the Schedule Pages (and any supplements or changes thereto), any riders or endorsements to it, and the application for it (and any supplemental applications) by means of a CD-ROM format or by another generally accepted medium requested by the owner and acceptable to US. No action on the Policy(s) and/ or Certificate(s) to which this endorsement is attached may be taken by the owner until We receive a signed policy delivery receipt.







                         Phoenix Life Insurance Company


                         /s/ Dona D. Young


                      President and Chief Executive Officer




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